Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

HOUSTON, TEXAS, March 5, 2015 / PRNewswire/ – INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”) (NYSE: ICD) today reported financial results for the three and twelve months ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Net loss of $24.6 million, or $1.00 per share. Excluding non-operating items summarized below aggregating to charges of $27.3 million, or $1.02 per share (net of tax), relating to the write-off of goodwill and intangibles, non-cash gain on reduction in warrant derivative liability, and gain from receipt of insurance proceeds, net income was $0.4 million or $0.02 per share.

•	Increased Adjusted EBITDA by 186.4% to $6.9 million for the fourth quarter of 2014, compared to $2.4 million for the fourth quarter of 2013 and 36.8% sequentially compared to $5.0 million during the third quarter of 2014.

•	Achieved 100% contractual utilization of rigs during the fourth quarter of 2014.

•	Increased rig operating days by 72.2% to 921.4 days during the fourth quarter of 2014 compared to the fourth quarter of 2013 and 18.3% sequentially compared to the third quarter of 2014.

•	Increased margin per rig operating day by 31.3% to $11,490 during the fourth quarter of 2014 compared to $8,748 during the fourth quarter of 2013 and 14.1% sequentially compared to $10,073 during the third quarter of 2014.

•	During the fourth quarter, completed its 11th ShaleDriller™ rig, which commenced drilling operations in December 2014.

•	During the fourth quarter, signed multi-year contracts relating to its 13th and 14th ShaleDriller™ rigs scheduled for completion in 2015.

•	Since 2014, completed the construction of its 12th ShaleDriller™ rig and continued construction of its 13th and 14th ShaleDriller™ rigs for delivery under multi-year contracts during the second and third quarters of 2015.

Chief Executive Officer Byron Dunn commented, “I am very pleased with our strong results in the fourth quarter of 2014 and our solid financial and operational position entering into 2015. Our rig fleet is one of the newest and most modern in the business with 100% of our fleet composed of AC rigs. Although market conditions have significantly deteriorated, resulting in a rapid decline in U.S. land rig counts and dayrates, our balance sheet and backlog provide a solid base for ICD to successfully navigate through the current down cycle and to take advantage of opportunities as market conditions improve. For 2015, we plan to deliver three new ShaleDriller™ rigs that are currently supported by multi-year contracts, and defer all additional newbuild activities until 2016.”

The Company reported a net loss of $28.2 million, or $1.65 per share, and revenues of $70.3 million for its year ended December 31, 2014, compared to a net loss of $2.0 million, or $0.16 per share, and revenues of $42.8 million for its prior year ended December 31, 2013. The Company reported a net loss of $24.6 million, or $1.00 per share, and revenues of $23.0 million for its fourth quarter ended December 31, 2014, compared to a net loss of $0.2 million or $0.02 per share and revenues of $13.1 million for its prior fourth quarter ended December 31, 2013.

Quarterly Financial Results

The Company reported a net loss of $24.6 million, or $1.00 per share, for the fourth quarter of 2014, compared to a net loss of $0.2 million, or $0.02 per share, for the quarter ended December 31, 2013. Included in net loss during the fourth quarter of 2014 and 2013 were the following items not related to on-going operations:

•	Included in net loss for the fourth quarter of 2014 was an aggregate non-cash charge of $30.6 million, or $1.14 per share (net of tax), associated with the write-off of goodwill and intangible assets.

•	Included in net loss for the fourth quarter of 2014 was non-cash income of $2.4 million, or $0.10 per share (net of tax), associated with the decrease in the estimated fair market value of a warrant issued in March 2012.

•	Included in net loss for the fourth quarter of 2014 was income of $0.9 million, or $0.02 per share (net of tax), associated with the receipt of additional insurance proceeds.

•	Included in net loss for the fourth quarter of 2013 was non-cash income of $0.8 million, or $0.06 per share (net of tax), associated with the decrease in the estimated fair market value of a warrant issued in March 2012.

Excluding these items, the Company reported net income of $0.4 million, or $0.02 per share, for the fourth quarter of 2014, compared to a net loss of $1.0 million, or $0.08 per share, for the fourth quarter of 2013. Revenues for the fourth quarter of 2014 were $23.0 million, compared to $13.1 million for the fourth quarter of 2013, and Adjusted EBITDA for the fourth quarter of 2014 was $6.9 million, compared to $2.4 million for the fourth quarter of 2013.

Quarterly Operational Results

The Company’s rigs achieved 100% contractual utilization and had 921.4 rig operating days during the fourth quarter of 2014 compared to 96.0% contractual utilization and 535.0 rig operating days during the fourth quarter of 2013 and 100.0% contractual utilization and 779.1 rig operating days during the third quarter of 2014. The sequential improvement in rig operating days reflects the completion of an upgrade of one of the Company’s rigs which recommenced drilling operations during the quarter as well as the completion of the Company’s 11th ShaleDriller™ rig, which commenced drilling operations at the end of the quarter.

During the fourth quarter of 2014, revenues totaled $23.0 million compared to $13.1 million during the fourth quarter of 2013. On a sequential basis, revenues during the fourth quarter of 2014 improved 20.3% compared to $19.1 million during the third quarter of 2014. On a revenue per operating day basis, revenues were $23,944 per day during the fourth quarter of 2014 compared to $21,120 per day during the fourth quarter of 2013, and $23,264 per day during the third quarter of 2014. The sequential increase in revenue per operating day resulted primarily from increased average day rates and minimal fleet downtime during the fourth quarter of 2014.

During the fourth quarter of 2014, operating costs totaled $12.7 million compared to $8.4 million during the fourth quarter of 2013. On a sequential basis, operating expenses during the fourth quarter of 2014 increased 6.5% compared to $11.9 million during the third quarter of 2014. On an operating costs per day basis, operating expenses were $12,454 per day during the fourth quarter of 2014 compared to $12,372 during the fourth quarter of 2013, and $13,191 during the third quarter of 2014. The sequential decrease in operating costs per day primarily related to lower repair and maintenance and rental costs as well as reduced ad valorem property taxes.

During the fourth quarter of 2014, selling general and administrative expenses were $4.4 million compared to $2.7 million during the fourth quarter of 2013. On a sequential basis, selling, general and administrative expenses during the fourth quarter of 2014 increased 22.6% compared to $3.6 million of expenses during the third quarter of 2014. The sequential increase was associated with year-end incentive compensation awards as well as ongoing public company costs following the completion of the Company’s initial public offering in August 2014.

Drilling Operations Update

On March 2, 2015, the Company’s 12th ShaleDriller™ rig was completed and commenced earning revenue under a multi-year contract. The Company also has continued construction of its 13th and 14th ShaleDriller™ rigs, which are scheduled for completion during the second and third quarters of 2015, respectively. The Company has deferred all other newbuild construction to later periods pending improvement in market conditions.

Capital Expenditures Update

The Company’s capital expenditures budget for 2015 is $54 million, and is associated with the completion of three ShaleDriller™ rigs under construction at the end of 2014, completion of its capital spare inventories and maintenance capital expenditures, as well as approximately $13.0 million of additional expenditures that can be utilized in the construction of additional ShaleDriller™ rigs or the upgrade of the Company’s two non-walking rigs with ShaleDriller™ walking systems.

Conference Call Details

A conference call for investors will be held today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s fourth quarter and year-end 2014 results. Hosting the call will be Byron A. Dunn, Chief Executive Officer, Edward S. Jacob, III, President & Chief Operating Officer, and Philip A. Choyce, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10061139. The replay will be available until March 12, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller™ rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling’s operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect, including, but not limited to the assumption that the market and services rates for land-based contract drilling services will be consistent with the current environment. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the registration statement on Form S-1 initially filed by Independence Contract Drilling on June 19, 2014 with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

(in thousands, except par value and share data)

BALANCE SHEETS

	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents	$10,757	$2,730
Accounts receivable, net	19,127	9,089
Inventory	2,124	1,128
Vendor advances	—	6,168
Deferred taxes	323	—
Prepaid expenses and other current assets	3,969	2,042

Total current assets	36,300	21,157
Property, plant and equipment, net	250,498	129,488
Goodwill	—	11,007
Other intangible assets, net	—	22,357
Other long-term assets, net	2,749	959

Total assets	$289,547	$184,968

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$21,993	$9,061
Accrued liabilities	6,970	4,167
Deferred taxes	—	149
Income taxes payable	408	157

Total current liabilities	29,371	13,534
Long-term debt	22,519	19,780
Warrant derivative liability	—	3,189
Other long-term liabilities, net	598	—
Deferred taxes	323	3,593

Total liabilities	52,811	40,096

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 24,714,344 and 12,464,625 issued, respectively; 24,629,333 and 12,397,900 outstanding, respectively	246	124
Additional paid-in capital	272,750	152,615
Accumulated deficit	(35,289)	(7,121)
Treasury shares, at cost, 85,011 shares	(971)	(746)

Total stockholders’ equity	236,736	144,872

Total liabilities and stockholders’ equity	$289,547	$184,968

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2014	2013	2014	2014	2013

Revenues	$23,014	$13,141	$19,123	$70,347	$42,786
Costs and expenses
Operating costs	12,685	8,438	11,909	42,654	28,401
Selling, general and administrative	4,437	2,728	3,618	12,222	8,911
Depreciation and amortization	4,648	3,184	4,216	16,181	10,186
Goodwill impairment and other charges	30,627	—	—	30,627	—
Asset impairment, net of insurance recoveries	(901)	—	—	1,711	—
(Gain) loss on disposition of assets	158	(14)	52	19	(55)

Total cost and expenses	51,654	14,336	19,795	103,414	47,443

Operating loss	(28,640)	(1,195)	(672)	(33,067)	(4,657)
Interest expense	(174)	(137)	(482)	(1,648)	(257)
Gain (loss) on warrant derivative	2,420	762	(611)	3,189	1,035

Loss before income taxes	(26,394)	(570)	(1,765)	(31,526)	(3,879)
Income tax benefit	(1,788)	(362)	(352)	(3,358)	(1,882)

Net loss	$(24,606)	$(208)	$(1,413)	$(28,168)	$(1,997)

Loss per share:
Basic	$(1.00)	$(0.02)	$(0.07)	$(1.65)	$(0.16)

Diluted	$(1.00)	$(0.02)	$(0.07)	$(1.65)	$(0.16)

Weighted average number of common shares outstanding:
Basic	24,622	12,180	19,174	17,078	12,179

Diluted	24,622	12,180	19,174	17,078	12,179

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2014	2013

Cash flows from operating activities
Net loss	$(28,168)	$(1,997)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	16,181	10,186
Goodwill impairment and other charges	30,627	—
Asset impairment, net of insurance recoveries	1,711	—
Stock-based compensation	3,143	1,751
Gain on warrant derivative	(3,189)	(1,035)
(Gain) loss on disposition of assets	19	(55)
Deferred taxes	(3,742)	(2,043)
Amortization of deferred financing costs	668	251
Bad debt expense	123	93
Changes in assets and liabilities
Accounts receivable	(10,161)	(3,802)
Inventory	(1,356)	(240)
Vendor advances	—	(3,977)
Prepaid expenses and other assets	(1,313)	(856)
Accounts payable and accrued liabilities	(985)	6,978
Income taxes payable	251	157
Related party receivable	—	586

Net cash provided by operating activities	3,809	5,997

Cash flows from investing activities
Purchases of property, plant and equipment	(115,388)	(59,689)
Proceeds from insurance claim	2,038	—
Proceeds from the sale of assets	664	416

Net cash used in investing activities	(112,686)	(59,273)

Cash flows from financing activities
Borrowings under credit facility	137,681	36,986
Repayments under credit facility	(134,942)	(17,206)
Initial public offering proceeds, net of offering costs of $10,042	116,458	—
Deferred financing costs	(2,068)	(1,181)
Purchase of treasury stock	(225)	—

Net cash provided by financing activities	116,904	18,599

Net increase (decrease) in cash and cash equivalents	8,027	(34,677)

Cash and cash equivalents
Beginning of period	2,730	37,407

End of period	$10,757	$2,730

The following table provides various financial and operational data for the Company’s operations during the three and twelve month periods ending December 31, 2014 and December 31, 2013 and the three months ended September 30, 2014. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company’s operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013

Number of completed rigs end of period (1)	11	7	9	11	7
Rig operating days (2)	921.4	535.0	779.1	2,944.0	1,745.0
Average number of operating rigs (3)	10.0	5.8	8.5	8.1	4.8
Rig utilization (4)	99.2%	96.0%	100.0%	99.7%	96.0%
Average revenue per operating day (5)	$23,944	$21,120	$23,264	$22,723	$21,351
Average cost per operating day (6)	$12,454	$12,372	$13,191	$12,759	$12,632
Average margin per day	$11,490	$8,748	$10,073	$9,964	$8,719

(1)	Number of completed rigs as of December 31, 2014, increased by four compared to the number of completed rigs as of December 31, 2013, reflecting the addition of four newly constructed rigs. Number of completed rigs as of December 31, 2014, increased by two compared to the number of completed rigs as of September 30, 2014, reflecting the addition of one newly constructed rig and the completion of an upgrade of one of the Company’s rigs which recommenced drilling operations during the fourth quarter of 2014.

(2)	Rig operating days represent the number of days that our rigs are earning revenue under a contract, and exclude days that a rig is not earning revenue under a contract due to scheduled maintenance.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization percentage is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period. Rig utilization percentage differs from contractual utilization percentage because it excludes days that a contracted rig is not earning revenue due to scheduled maintenance.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. The following revenues are excluded in calculating average revenue per operating day; (i) revenues associated with reimbursement of out-of-pocket costs paid by customers of $0.9 million, $0.8 million and $1.0 million during the three months ended December 31, 2014 and 2013, and September 30, 2014 respectively, and $3.2 million, $2.4 million during the twelve months ended December 31, 2014 and 2013, respectively and (ii) direct revenues associated with repair and service and other revenues from third-party drilling contractors of $0.0 million, $1.1 million and $0.0 million during the three months ended December 31, 2014 and 2013, and September 30, 2014 respectively, and $0.2 million and $3.2 million during the twelve months ended December 31, 2014 and 2013, respectively.

(6)	Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) costs relating to out-of-pocket costs reimbursed by customers of $0.9 million, $0.8 million and $1.0 million during the three months ended December 31, 2014 and 2013, and September 30, 2014 respectively, and $3.2 million and $2.4 million during the twelve months ended December 31, 2014 and 2013, respectively, (ii) non-recurring rentals of drilling equipment of $0.0 million during the three months ended December 31, 2014 and 2013, and September 30, 2014, and $0.0 million and $0.5 million during the twelve months ended December 31, 2014 and 2013, respectively, (iii) new crew training costs of $0.3 million, $0.3 million and $0.7 million during the three months ended December 31, 2014 and 2013, and September 30, 2014 respectively, and $1.8 million and $1.3 million during the twelve months ended December 31, 2014 and 2013, respectively, and (iv) direct operating costs associated with repair and service and other revenues from third-party drilling contractors of $0.0 million, $0.8 million and $0.0 million during the three months ended December 31, 2014 and 2013, and September 30, 2014 respectively, and $0.1 million and $2.2 million during the twelve months ended December 31, 2014 and 2013, respectively.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define “EBITDA” as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define “Adjusted EBITDA” as EBITDA before stock-based compensation, gain/loss on warrant derivative liability and non-cash asset impairments and other one-time non-operating items. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	Three Months Ended			Twelve Months Ended
	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013

Net loss	$(24,606)	$(208)	$(1,413)	$(28,168)	$(1,997)
Add back:
Income tax benefit	(1,788)	(362)	(352)	(3,358)	(1,882)
Interest expense	174	137	482	1,648	257
Depreciation and amortization	4,648	3,184	4,216	16,181	10,186

EBITDA	(21,572)	2,751	2,933	(13,697)	6,564
Stock-based compensation	1,143	412	777	2,943	1,751
Goodwill impairment and other charges	30,627	—	—	30,627	—
Asset impairment, net of insurance recoveries	(901)	—	—	1,711	—
(Gain) loss on warrant derivative liability	(2,420)	(762)	611	(3,189)	(1,035)
IPO related expenses	—	—	707	707	—

Adjusted EBITDA	$6,877	$2,401	$5,028	$19,102	$7,280

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

Investor Relations Department

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211

SOURCE Independence Contract Drilling, Inc.